Exhibit 10.3

2018 COMPENSATION AGREEMENT

This 2018 Compensation Agreement (“Compensation Agreement”) is made and entered into effective as of January 5, 2018 by and between Tandem Diabetes Care, Inc. (the “Company”) and Kim Blickenstaff (“Executive”) with reference to the following facts and intentions:

A.Executive is the President and Chief Executive Officer of the Company;

B.At Executive’s request, on January 5, 2018 the Board of Directors of the Company (the “Board”) approved a reduction in Executive’s annual base salary from his 2017 annual base salary of $583,495 (the “Prior Base Salary”), to $1.00 for 2018. Executive also declined consideration of a discretionary cash bonus payment for performance in 2017.

C.In connection with the reduction in Executive’s base salary, the Board approved the adoption of a cash bonus arrangement that will be utilized to calculate the cash bonus, if any, that may become payable to Executive with respect to fiscal year 2018 (the “2018 Cash Bonus”).  The 2018 Cash Bonus is designed to align Executive’s interests with the Company’s business goals and strategies, and to further the objectives of the Company’s executive compensation program.

WHEREFORE based on these facts and intention, the Company and Executive agree as follows:

1.For calendar year 2018, effective January 1, 2018 Executive will receive a base salary of $1.00.

2.With respect to calendar year 2018, Executive will also be eligible for the 2018 Cash Bonus in the amount of $583,495, less required payroll deductions (“Prior Base Salary”), pursuant to the following terms and conditions:

a.The 2018 Cash Bonus will be earned in full only upon the achievement of all of the following Company financial performance objectives as determined by the Board:

i.	The Company’s actual revenue for fiscal year 2018 must be at least equal to the 2018 revenue target established by the Board during the first quarter of 2018.

ii.	The Company’s actual operating margin for fiscal year 2018 must be no greater than the 2018 operating margin target established by the Board during the first quarter of 2018.

iii.

The Company’s Earnings before Interest, Taxes, Depreciation and Amortization (excluding stock-based compensation and any payment of the 2018 Cash Bonus to Executive) must be positive for the fourth fiscal quarter of 2018.

Exhibit 10.3

b.If the Company does not achieve all of the above financial performance objectives, as determined by the Board, no 2018 Cash Bonus will be payable to Executive.

c.If the Company achieves all of the above financial performance objectives, as determined by the Board, the 2018 Cash Bonus, less required payroll deductions, will be paid to Executive in full by no later than March 15, 2019 subject to the express condition that Executive is employed continuously as the President and Chief Executive Officer of the Company for the full year ending December 31, 2018.

3.In the event the Company terminates Executive’s employment, or Executive voluntarily resigns, or his service ends due to disability or death, at any time during 2018, Executive will be entitled to receive payment of the pro-rata portion of the Prior Base Salary based on the number of days elapsed in 2018 through the date of termination, less required payroll deductions.  In addition, with respect to the Amended and Restated Employment Severance Agreement dated November 4, 2013 by and between the Company and Executive (the “Severance Agreement”), Section 4(a) of the Severance Agreement is amended to read in its entirety as follows:

“Base Compensation” means the Employee’s (i) annual base salary paid by the Company for services performed as in effect on the Termination Date; and (ii) target cash bonus and/or other forms of cash incentive compensation for the fiscal year in which the Change of Control is effective.  Notwithstanding the foregoing, in the event of a Change of Control resulting in Executive’s Involuntary Termination or Resignation for Good Reason during calendar year 2018 “Base Compensation” will mean: (i) Executive’s 2017 base compensation of $583,495 and (ii) his target cash bonus for the 2017 calendar year (without consideration of Executive’s election to decline a cash bonus for such period). , .

4.Executive will not be eligible for any additional cash incentive compensation for his service during 2018 except as expressly set forth in this Compensation Agreement or as otherwise subsequently determined by the Board.  Further, this Compensation Agreement applies for 2018 only and the Board reserves the right to determine Executive’s compensation for future periods.

5.No waiver of a provision of this Compensation Agreement shall constitute a waiver of any other provision, whether or not similar.  No waiver shall constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

6.All parts of this Compensation Agreement shall in all cases be construed according to their plain meaning and shall not be construed in favor or against either of the parties.  If any term, provision, covenant or condition of this Compensation Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, in whole or in part, the remainder of this Compensation Agreement shall remain in full force and effect and shall not be affected, impaired or invalidated thereby.

Exhibit 10.3

7.This Compensation Agreement, the Severance Agreement (as amended hereby) and the employment letter agreement dated September 1, 2007, as applicable, constitutes the entire agreement between the parties pertaining to the compensation of Executive by the Company for calendar year 2018, and supersedes all prior and contemporaneous agreements, representations, promises and understandings of the parties, whether oral or in writing.  No supplement, modification or amendment of this Compensation Agreement shall be binding unless executed in writing by all parties and this Compensation Agreement may not be altered, amended, or modified by any other means.

IN WITNESS WHEREOF, each of the parties has executed this Compensation Agreement, in the case of the Company by a duly authorized officer, as of the day and year set forth below its signature below.

COMPANY:TANDEM DIABETES CARE, INC.

By: /s/ Susan M. Morrison

Name: Susan M. Morrison

Title: Executive Vice President, Chief Administrative Officer

Date: July 30, 2018

EMPLOYEE/s/ Kim D. Blickenstaff

Kim D. Blickenstaff

Date: July 30, 2018

Exhibit 10.3